Exhibit B
                                CSW Energy, Inc.
                              Statements of Income
             For the Twelve Months Ended September 30, 1999 and 1998
                                   (Unaudited)
                                    ($000's)

                                                            1999         1998

OPERATING REVENUE:
          Electric revenues                              $ 109,015     $ 49,434
          Thermal revenues                                  42,322       32,570
          Equity in Income from energy projects             12,607        9,978
          Operating and mantenance contract services         8,204        5,513
          Construction contract revenue                     23,910            -
          Other                                                630          569
                                                          ---------     --------
                  Total operating revenue                  196,688       98,064


OPERATING EXPENSES:
          Fuel                                              82,372       51,099
          Operating, maintnance and supplies                20,924       11,882
          Depreciation and amortization                      9,043        5,033
          Salaries, wages and benefits                      10,915        6,662
          Construction contract expenses                    17,400        3,194
          General and administrative                        11,534        2,809
          Operating and maintenance contract services        5,139        3,684
                                                          ---------     --------
                  Total operating expenses                 157,327       84,363

INCOME FROM OPERATIONS                                      39,361       13,701

OTHER INCOME (EXPENSE)
          Interest income                                    6,001       10,228
          Interest expense                                 (16,632)     (17,361)
          Other, net                                        (2,108)       1,198
                                                          ---------     --------
                  Total other (expense)                    (12,739)      (5,935)

INCOME  BEFORE INCOME TAXES                                 26,622        7,766

PROVISION  FOR INCOME TAXES                                  9,616        3,015
                                                          ---------     --------

           Net income before change in accounting principle 17,006        4,751

EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                     5,203            -
                                                          ---------     --------

           Net income                                      $11,803      $ 4,751
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